SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
7931 S. Broadway, #314
Littleton, CO 80122
(303) 480-5037   FAX (303) 379-5394

October 9, 2009

United States Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N. W.
Washington D.C. 20549

Re:           Sinobiopharma, Inc.

Dear Sirs/Madams:

The undersigned Schumacher & Associates, Inc. previously acted as independent accountants to audit the financial statements of Sinobiopharma, Inc.  We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Sinobiopharma Inc.’s statements included under Item 4 of its Form 8-K/A-1 on or about October 12, 2009, and we agree with such statements as they relate to us, except that we have no basis to agree or disagree with the statement regarding the board’s approval to dismiss our firm, and with the other statements of the Company in the remainder of the Current Report on Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/s/ Schumacher & Associates, Inc.

Schumacher & Associates, Inc.